 Exhibit 99.1

Mechanical Technology Announces Shareholder Rights Plan to Protect $51 Million in Net Operating Loss Carryforwards

Albany, N.Y., October 6, 2016 -- Mechanical Technology, Incorporated (“MTI” or the “Company”) (OTCQB: MKTY), a company engaged, through its subsidiary MTI Instruments, Inc., in the design, manufacture and sale of precision test and measurement sensors, instruments and systems that provide solutions for linear displacement, vibration measurement and system balancing and tensile measurements in markets that require the exacting measurement and control of products and processes for automated manufacturing, assembly and consistent operation of complex machinery, announces that its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”). The Rights Plan is designed to protect MTI’s valuable net operating loss carryforwards (“NOLs”) from the limitations under Section 382 of the Internal Revenue Code (“IRC”).

As of June 30, 2016, MTI had over $51 Million in NOLs, which can be used in certain circumstances to offset future taxable income and reduce federal income taxes. MTI’s ability to utilize these tax assets would be substantially limited if an “ownership change” (as defined under IRC Section 382) occurs. In general, an ownership change will occur when the percentage of MTI’s ownership by one or more “5-percent shareholders” (as defined under IRC Section 382) has increased by more than 50 percent at any time during the prior three years (calculated on a rolling basis). The purpose of the Rights Plan is to deter an ownership change from occurring under these technical rules, which will protect MTI’s ability to utilize its valuable NOLs and avoid a reduction in shareholder value that could occur from the NOLs becoming subject to limitations under IRC Section 382.

Under the Rights Plan, MTI shareholders of record as of the close of business on October 19, 2016 will receive one common share purchase right for each share of the Company’s common stock they own on such date. Pursuant to the Rights Plan, if an individual or affiliated or associated group acquires beneficial ownership of 4.99% or more of the outstanding shares of MTI’s common stock without prior approval of the Board of Directors or without meeting certain customary exceptions, the rights would become exercisable and entitle shareholders (other than the acquiring shareholder or group) to purchase additional shares of MTI’s common stock at a discount, resulting in significant dilution in the economic interest and voting power of the acquiring shareholder or group. Existing shareholders who currently beneficially own 4.99% or more of the outstanding shares of common stock will trigger the exercisability of the rights under the Rights Plan only if they acquire one or more additional shares. In its discretion, the Board may exempt certain transactions from the provisions of the Rights Plan, including if it determines that the transaction will not jeopardize the deferred tax assets or the transaction will otherwise serve MTI’s best interests.

The MTI Board of Directors determined that the Rights Plan was warranted and in the best interest of the Company’s shareholders due to the substantial size of the NOLs, the importance of these potential benefits for future cash flows, and the risk of MTI experiencing an “ownership change” as defined under IRC Section 382.  The Rights Plan will continue in effect until October 19, 2026 unless terminated earlier. In addition, the Board of Directors may terminate the Rights Plan if it determines that the NOLs have been exhausted, that the Rights Plan is no longer in MTI’s best interest or if other events occur as described in the Rights Plan that will be filed with the Securities and Exchange Commission. The issuance of the rights is not a taxable event and will not affect MTI’s reported financial conditions or results of operations (including earnings per share).

The Rights Plan is not meant to be an anti-takeover measure, and the MTI Board of Directors has established a procedure to consider requests to exempt acquisitions of MTI common stock from triggering the exercisability of the rights under the Rights Plan if it determines that doing so would not limit or impair the availability of the NOLs or is otherwise in the best interests of the Company.

MTI’s shareholders do not have to take any action to receive their rights under the Rights Plan, and no separate rights certificates will be distributed until after the rights become exercisable.

MTI will file additional information about the terms and conditions of the Rights Plan with the Securities and Exchange Commission.

Kevin G. Lynch, the CEO of MTI, commented that “This is the right step for us to take at this time in order to protect the value of the NOLs for our shareholders. Many of our shareholders have been owners for a long period of time, and we needed to make sure that the values of the NOLs are realized in the Company’s cash flow going forward.”

About MTI

MTI is engaged in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. MTI Instrument’s products use a comprehensive array of technologies to solve complex, real world applications in numerous industries including manufacturing, electronics, semiconductor, solar, commercial and military aviation, automotive and data storage. For more information about the Company, please visit www.mechtech.com.

Contact Information:

Lisa Brennan
518-218-2500
lbrennan@mtiinstruments.com